UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 5, 2006

Date of Report (Date of earliest event reported)

HYPERSPACE COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

116 Inverness Drive East, Suite 265, Englewood, CO 80111

(Address of principal executive offices)

(303) 566-6500

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 5, 2006, MPC Computers, LLC, a wholly owned subsidiary of HyperSpace Communications, Inc, and Micron Technology, Inc., entered into a Fifth Amendment to Commercial Lease. MPC Computers and Micron Technology are parties to a Commercial Lease dated April 30, 2001 (as amended, the “Lease”) under which MPC Computers leases its primary manufacturing facility in Nampa, Idaho. The Lease was previously filed as Exhibit 10.4 to the company’s Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006. The Fifth Amendment to Commercial Lease provides that MPC Computers may, without incurring late charges, pay base rent and other amounts due or to become due between January 16, 2006 and May 31, 2007, under the Lease at any time before May 31, 2007. The outstanding unpaid balance bears interest at one percent per month compounded monthly. A copy of the Fifth Amendment to Commercial Lease is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On July 5, 2006, HyperSpace Communications, Inc. entered into a separation of employment agreement with Michael S. Adkins, formerly President of HyperSpace Communications and Chief Executive Officer of its wholly owned subsidiary, MPC Computers, LLC. Mr. Adkins ceased to be an employee and officer effective July 5, 2006, based on the mutual decision of the parties. Mr. Adkins’ Executive Employment Agreement dated September 28, 2005, and filed as Exhibit 10.2 to the company’s form 8-K filed with the Securities and Exchange Commission on September 30, 2005, was terminated, except for certain provisions primarily related to non-competition and confidentiality. Under the separation of employment agreement, Mr. Adkins may not: (i) own, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business which is engaged in business of the type conducted by the company, or (ii) call upon, solicit, attempt to sell any products or services in competition with those offered by the company, until December 15, 2006. Additionally, Mr. Adkins may not solicit or otherwise attempt to persuade any employee to leave the company for a period of one year. Mr. Adkins will receive severance in the form of base salary and benefit continuation for 22 weeks from the date of termination. The total gross amount of the base salary continuation is $169,230.77. The company also agreed that 20,907 restricted stock units scheduled to vest on July 25, 2006, will vest, notwithstanding the termination of Mr. Adkins’ employment.

On July 7, 2006, HyperSpace Communications, Inc. entered into a separation of employment agreement with Adam M. Lerner, Executive Vice President of MPC Computers. Mr. Lerner will cease to be an employee and officer effective July 19, 2006, based on the mutual decision of the parties. Mr. Lerner’s Executive Employment Agreement dated September 28, 2005, and filed as Exhibit 10.5 to the company’s Form 8-K filed with the Securities and Exchange Commission on September 30, 2005, will be terminated, except for certain provisions primarily related to non-competition and confidentiality. Under the separation of employment agreement, Mr. Lerner may not: (i) own, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business which is engaged in business of the type conducted by the company, or (ii) call upon, solicit, attempt to sell any products or services in competition with those offered by the company until September 22, 2006. Additionally, Mr. Lerner may not solicit or otherwise attempt to persuade any employee to leave the company for a period of one year. Mr. Lerner will receive severance in the form of base salary continuation for 9 weeks from the date of termination. The total gross amount of the base salary continuation is $48,807.69. The company also agreed that 13,938 restricted stock units scheduled to vest on July 25, 2006, will vest, notwithstanding the termination of Mr. Lerner’s employment.

Item 5.02                  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective July 5, 2006, Michael S. Adkins, formerly President of HyperSpace and Chief Executive Officer of its wholly owned subsidiary, MPC Computers, LLC, ceased to be an employee and officer, based on a mutual decision of the parties.

Effective July 19, 2006, Adam M. Lerner, Executive Vice President of MPC Computers, will cease to be an employee and officer of MPC Computers, based on a mutual decision of the parties.

Effective July 5, 2006, Jeffrey E. Fillmore, was appointed as Chief Operating Officer of MPC Computers. Mr. Fillmore joined MPC Computers’ predecessor, Micron Electronics, Inc., in 1996 and held several positions with Micron Electronics and MPC including Manager of Database Marketing; Senior Manager, Bids and Contracts; Director, Sales Operations for its Commercial and International Sales subsidiary; Area Vice President of Operations and Group Controller and Vice President, Service and Support, most recently as Senior Vice President, Operations. Mr. Fillmore’s compensation for his new position is not determined at this time.

Item 8.01	Other Events.

On July 5, 2006, HyperSpace issued a press release concerning restructuring actions. A copy of the press release is attached as Exhibit 99.2 hereto.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Fifth Amendment to Commercial Lease, between MPC Computers, LLC and Micron Technology, Inc.
99.2	Press release issued by HyperSpace Communications, Inc. dated July 5, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HyperSpace Communications, Inc.

Dated: July 10, 2006	By:	/s/ Mark A. Pougnet
Mark A. Pougnet Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Fifth Amendment to Commercial Lease between MPC Computers, LLC and Micron Technology, Inc.
99.2	Press release issued by HyperSpace Communications, Inc. dated July 5, 2006